FOREST LABORATORIES, INC. REPORTS
FISCAL YEAR THIRD QUARTER 2012 EARNINGS PER SHARE OF $1.04

NEW YORK, January 17, 2012 - Forest Laboratories, Inc. (NYSE: FRX), an international pharmaceutical manufacturer and marketer, today announced that reported earnings per share were $1.04 in the third quarter of fiscal 2012.  Reported earnings per share in the third quarter of fiscal 2011 were $1.11 after a charge for a new product licensing fee of $66.1 million, or $0.23 per share net of tax, related to a licensing agreement with Grünenthal GmbH (Grünenthal) for GRT 6005 and its follow-on compound GRT 6006, for the treatment of moderate to severe chronic pain.

Net sales for the quarter increased 9.2% to $1.2 billion, from $1.1 billion in the year-ago period.  Sales of Bystolic® (nebivolol), a beta-blocker for the treatment of hypertension, were $90.6 million, an increase of 33.0% over the year-ago period.  Sales of Savella® (milnacipran HCl), a selective serotonin norepinephrine dual reuptake inhibitor (SNRI) for the management of fibromyalgia, were $26.3 million, an increase of 6.9% from last year’s third quarter.  Teflaro® (ceftaroline fosamil), a broad-spectrum bactericidal cephalosporin antibiotic for the treatment of adults with community-acquired bacterial pneumonia and with acute bacterial skin and skin structure infections recorded sales of $6.5 million.  Teflaro was launched in March 2011.  The Company’s newest products, Daliresp® and Viibryd®, were formally launched in August.  Following initial trade stocking during the quarter ended June 30, 2011, Daliresp (roflumilast), a PDE4 enzyme inhibitor for the treatment to reduce the risk of exacerbations in patients with chronic obstructive pulmonary disease (COPD) recorded sales of $8.4 million and Viibryd (vilazodone HCl), an SSRI and a partial agonist at serotonergic 5-HT1A receptors for the treatment of major depressive disorder (MDD) recorded sales of $18.9 million.  Sales of Lexapro® (escitalopram oxalate), a selective serotonin reuptake inhibitor (SSRI) for the initial and maintenance treatment of MDD in adults and adolescents and generalized anxiety disorder in adults were $593.0 million compared with $586.5 million in the year-ago period.  Namenda® (memantine HCl), an NMDA receptor antagonist for the treatment of moderate and severe Alzheimer’s disease, recorded sales of $340.4 million during the quarter, an increase of 6.4% from last year’s third quarter.

Contract revenue was $34.1 million in the current quarter compared to $46.8 million last year.  Benicar® (olmesartan medoxomil) co-promotion income decreased to $31.4 million, compared to $42.8 million in last year’s third quarter.  Per the agreement with Daiichi Sankyo, Forest’s active co-promotion of Benicar ended in the first quarter of fiscal 2009 and the Company now receives a gradually reducing residual royalty until the end of March 2014.

Cost of sales as a percentage of sales was 22.6% compared with 23.4% in last year’s third quarter.  Selling, general and administrative expense for the current quarter was $396.1 million as compared to $285.7 million in the year-ago quarter.  The current level of spending reflects the resources and activities required to support our currently marketed products, particularly our newest products, Teflaro, Daliresp and Viibryd.

Research and development (R&D) spending for the current quarter was $191.3 million compared with $200.8 million in last year’s third quarter.  The prior year third quarter included a $66.1 million upfront licensing payment to Grünenthal.  Excluding the payment to Grünenthal, R&D spending in the current fiscal quarter increased 42.0%.  The current quarter includes product development milestone payments of $24.6 million compared to $4.2 million of milestone payments in the prior year’s quarter.

Income tax expense for the quarter was $80.8 million, reflecting a quarterly effective tax rate of 22.5%.  Reported net income for the quarter ended December 31, 2011 was $278.4 million or $1.04 per share compared to $320.7 million or $1.11 per share reported for last year’s third quarter.

Diluted shares outstanding at December 31, 2011 were approximately 267,604,000 a reduction of approximately 20.4 million shares compared to the year-ago period primarily due to the Company’s accelerated share repurchase programs.

Nine Month Results

Revenues for the nine months ended December 31, 2011 increased 7.6% to $3.5 billion from $3.3 billion in the prior year.

Net income for the nine months ended December 31, 2011 increased 8.6% to $786.4 million from $724.3 million reported in the nine months of the prior year.  Reported diluted earnings per share increased 14.9% to $2.85 per share in the current year’s nine months as compared to diluted earnings per share of $2.48 per share in last year’s nine months.

Fiscal 2012 Guidance

The Company now expects that diluted earnings per share for the fiscal year ending March 31, 2012 will be in the range of $3.65 to $3.75.

Howard Solomon, Chairman and Chief Executive Officer of Forest, said: “We are pleased with the financial performance of the Company reported this quarter and with the continued positive progress of our new product launches.  In the quarter, excluding the small increase for Lexapro, we had a sales increase of $91 million which included a $20.6 million increase for Namenda whose patent expires in 2015.  The remaining $70.4 million of growth is principally attributable to Bystolic, Savella, Teflaro, Viibryd and Daliresp, all five new products with patents expiring in the next decade.  The fact that Bystolic, which we launched in 2008, achieved $90.6 million in quarterly sales representing 33% growth over the prior year is truly an outstanding performance, particularly since Bystolic is the only branded beta-blocker in an otherwise generic category of multiple anti-hypertensive agents.  And we fully expect continued annual sales level increases until they ultimately subside.  Our other products may also have significant year-to-year growth prospects.

Our late stage new product development pipeline continues to progress very well.  We currently have two new drug applications (NDAs) under review at the FDA.  In June we and our partner Almirall filed an NDA for aclidinium, a novel long-acting inhaled anticholinergic bronchodilator for the treatment of COPD.  In August we and our partner Ironwood Pharmaceuticals, Inc. filed an NDA for linaclotide, a guanylate cyclase type-C (GC-C) receptor, for the treatment of irritable bowel syndrome with constipation (IBS-C) and chronic constipation (CC).  We look forward to hearing from the FDA as the Agency completes its review for both NDAs in the coming months.  If FDA approvals are granted our plans are to launch both products later this calendar year.

During the quarter the ceftazidime-avibactam Phase III clinical program was initiated.  The first set of clinical trials is for the treatment of complicated intra-abdominal infections and, in the next few months the program will also include Phase III clinical studies for complicated urinary tract infections.  Later this calendar quarter we will be reporting top-line results from two ongoing Phase III clinical trials for cariprazine for the treatment of schizophrenia and acute mania associated with bipolar I disorder.  In addition, we will be reporting top-line results from an ongoing Phase III clinical trial for levomilnacipran for the treatment of major depressive disorder.   If the results from the clinical studies for these two programs are positive, we plan to submit an NDA for cariprazine and an NDA for levomilnacipran later this calendar year.

Of course, we have additional products in development and additional business development transactions in active negotiation.  And we will assuredly have additional products that will enrich our pipeline still further.  The same skill, the same acquisition, development and marketing leadership that created our present remarkable pipeline is and will be leading the acquisition, development and marketing of all our new and future products.

Investors with a longer range objective, now that the Lexapro cliff is almost past, can expect to see significant annual growth in sales, likely more than sufficient in several years to more than replace the expiring products.  We believe that achieving such a rich repertory of products validates our business plan.  Of course it will take significant effort and expense, most noticeable in the earliest years, to accomplish our goal. The future is never certain, but people and history are usually the most reliable guide.”

Use of Non-GAAP Financial Information

Non-GAAP earnings per share information adjusted to exclude certain costs, expenses and other specified items are summarized in the table below.  This information is intended to enhance an investor’s overall understanding of the Company’s past financial performance and prospects for the future.  This information is not intended to be considered in isolation or as a substitute for earnings per share prepared in accordance with GAAP.

FOREST LABORATORIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION

	THREE MONTHS		NINE MONTHS
	ENDED		ENDED
	DECEMBER 31		DECEMBER 31
	2011	2010	2011	2010
Reported diluted earnings per share:	$1.04	$1.11	$2.85	$2.48
Specified items, per share, net of tax:
DOJ Investigations	-	-	-	0.39
Licensing payment to TransTech Pharma, Inc. for glucose-lowering agents	-	-	-	0.17
Licensing payment to Grünenthal for oral small molecule analgesics	-	0.23	-	0.23
Licensing payment to Blue Ash Therapeutics, LLC for azimilide	-	-	0.14	-
Rounding	-	-	-	0.02
Adjusted Non-GAAP diluted earnings per share:	$1.04	$1.34	$2.99	$3.29

Forest will host a conference call at 10:00 AM EST today to discuss the results.  The conference call will be webcast live beginning at 10:00 AM EST on the Company’s website at www.frx.com and also on the website www.streetevents.com.  Please log on to either website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call.  A replay of the conference call will be available until February 1, 2012 at both websites and also by dialing (800) 585-8367 (US or Canada) or +855 859-2056 (international), Conference ID: 37551625.

About Forest Laboratories and Its Products

Forest Laboratories’ (NYSE: FRX) longstanding global partnerships and track record developing and marketing pharmaceutical products in the United States have yielded its well-established central nervous system and cardiovascular franchises and innovations in anti-infective and respiratory medicine.  The Company’s pipeline, the most robust in its history, includes product candidates in all stages of development across a wide range of therapeutic areas.  The Company is headquartered in New York, NY.  To learn more, visit www.FRX.com.

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Source:  Forest Laboratories, Inc.

CONTACT: Frank J. Murdolo
Vice President - Investor Relations, Forest Laboratories, Inc.
1-212-224-6714
Frank.Murdolo@frx.com

FOREST LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
	THREE MONTHS		NINE MONTHS
	ENDED DECEMBER 31		ENDED DECEMBER 31
	(In thousands, except per share amounts)
	2011	2010	2011	2010
Revenues:
Net sales	$1,161,254	$1,063,878	$3,395,639	$3,121,268
Contract revenue	34,149	46,785	108,367	128,442
Interest income	3,340	7,098	14,004	22,604
Other income	10,578	8,575	12,321	9,124
Net revenues	1,209,321	1,126,336	3,530,331	3,281,438

Costs and expenses:
Cost of goods sold	262,732	248,428	780,513	726,372
Selling, general and administrative	396,054	285,662	1,142,788	1,050,417
Research and development	191,269	200,825	583,043	574,993
	850,055	734,915	2,506,344	2,351,782

Income before income tax expense	359,266	391,421	1,023,987	929,656
Income tax expense	80,830	70,714	237,601	205,361
Net income	$278,436	$320,707	$786,386	$724,295

Net income per share:
Basic	$1.04	$1.11	$2.86	$2.48
Diluted	$1.04	$1.11	$2.85	$2.48

Weighted average number of shares outstanding:
Basic	267,397	287,704	275,400	292,066
Diluted	267,604	287,999	275,867	292,168